                                                                   EXHIBIT 10.34



                            NETWORKS ASSOCIATES, INC.

                      RAYMOND J. SMETS EMPLOYMENT AGREEMENT

        This Agreement is made by and between Networks Associates, Inc. (the "Company"), and Raymond J. Smets ("Executive") as of October 7, 2002.

        1. Duties and Scope of Employment.

               (a) Positions; Employment Commencement Date; Duties. Executive's employment with the Company pursuant to this Agreement shall commence upon a date mutually agreed upon by the parties hereto that is prior to November 18, 2002 (the "Employment Commencement Date"). As of the Employment Commencement Date, the Company shall, subject to the terms and conditions of this Agreement, employ Executive and Executive hereby accepts employment by the Company as President of the Sniffer Technologies business unit of the Company reporting to the President of the Company (the "President"). The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties that are consistent with Executive's position within the Company, as shall reasonably be assigned to him/her by the Chief Executive Officer of the Company (the "CEO") and/or the President.

               (b) Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may serve in any capacity (i) with any civic, educational or charitable organization, or (ii) as a member of corporate boards of directors or committees of another corporation so long as such organization does not compete with the Company if Executive obtains the prior written approval of the CEO with respect to serving in such capacity, which may be withheld in the sole discretion of the CEO. The term "Board" means the Board of Directors of the Company.

        2. Employee Benefits; Employee Reimbursement.

        (a) Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company (as such plans are amended from time to time) that are applicable to other management personnel serving at levels no higher than Executive to the full extent provided for under those plans.

        (b) Expense Reimbursements. In accordance with its polices and procedures, the Company shall pay on behalf of or reimburse Executive for all reasonable necessary travel and other out-of-pocket expenses incurred by the Executive in performing Executive's obligations under this Agreement. Executive shall comply with all such policies and procedures applicable to the Company's management personnel generally and relating to the nature and extent of

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reimbursable expenses, the manner of accounting therefor and the manner of reimbursement of same, as such policies and procedures may be amended from time to time.

        (c) Relocation Payment. The Company and Executive will discuss the desirability of Executive's relocation to either the Company's Dallas, Texas or Santa Clara/Sunnyvale, California office. Such relocation if agreed to shall be referred to as the "Initial Relocation." In the event the Company and Executive agree to the Initial Relocation, then the Company shall pay on behalf of or reimburse Executive for all reasonable moving, travel, lodging and other expenses incurred in and related to such relocation of his personal residence, in accordance with its then current relocation policies with the maximum relocation benefit to be agreed to prior to the Initial Relocation.

        3. At-Will Employment. Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company agree that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option of either the Company or Executive.

        4. Compensation.

               (a) Base Salary. During the Employment Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Three Hundred Fifty Thousand Dollars ($350,000.00). Such base salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. The Company will review (in accordance with the policies set by the Compensation Committee of the Board) Executive's base salary at least once annually starting in January 1, 2003 and, if it deems it appropriate, modify the base salary. Executive's annualized base salary, as modified as provided herein, shall be referred to as his "Base Salary."

               (b) Bonuses. During the Employment Term, Executive shall be eligible to participate in the executive quarterly incentive bonus program (as it may be amended from time to time), with milestones based in part on Company performance and/or in part on Executive's individual performance. Executive's quarterly target incentive is Sixty-Two Thousand Five Hundred Dollars ($62,500.00) for calendar quarter (prorated for any partial quarters) (the "Target Bonus"). The payment of all or any portion of the Target Bonus for any calendar quarter shall depend on whether the relevant goals are met (or, in the case of a Target Bonus that has tiered goals, which, if any, tier or tiers of goals are met). Such bonus shall be paid to Executive when bonuses are paid to the President's direct reports generally.

               (c) Severance.

                      (i) Termination For Any Reason. Notwithstanding Executive's entitlement to severance benefits under certain circumstances discussed below in this Section 4(c), upon termination of Executive's employment for any reason, the Company shall pay Executive all Base Salary and accrued but unpaid vacation earned through the date of



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

termination, reimburse Executive for all necessary and reasonable expenses in accordance with Section 2(b) above and continue Executive's benefits under the Company's then-existing benefit plans and policies for so long as required by applicable law. In addition, if, and only if, the relevant goals for the calendar quarter in which the termination of Executive's employment occurs are met, then the Company shall also pay Executive the Target Bonus (or the portion of the Target Bonus that would be paid based on the tiers of goals that are met) for such calendar quarter but prorated based on the quotient of (A) the number of days in the calendar quarter through the date of termination, divided by (B) the number of days in such calendar quarter. For illustration purposes only, if Executive's Target Bonus is $1,000, and Executive is terminated on May 15, and Executive met sufficient goals to receive a $600 Target Bonus, then his actual bonus for the year of termination would be $297 ($600 x (45/91)). Such bonus shall be paid to Executive when bonuses are paid to the President's direct reports generally.

                      (ii) Termination Due to Total Disability, Death, Resignation for Good Reason and Involuntary Termination Other Than for Cause. If
(A) Executive dies, (B) Executive resigns his employment with the Company due to a Total Disability, (C) Executive resigns his employment with the Company for Good Reason, or (D) Executive's employment with the Company is terminated by the Company other than for Cause, then, subject to Executive executing, and not revoking, the Mutual Release of Claims attached hereto as Exhibit A with the Company in the event of termination under either clause (B) (unless Executive does not then have legal capacity to contract), clause (C) or clause (D) above,
(1) Executive shall receive six (6) monthly payments, each equal to the product of (A) one-twelfth (1/12) multiplied by the sum of Executive's then current Base Salary plus (B) one third (1/3) of the then full Target Bonus; less applicable withholding, and otherwise in accordance with the Company's standard payroll practices with such payments to commence as of the first day of the first calendar month following such termination and continuing on the first day of the next five (5) consecutive calendar months, and (2) the Company shall pay the portion of the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"), that would have been paid by the Company were he/she still employed by the Company, through the lesser of (x) six (6) months from the date of Executive's termination of employment, or (y) the date upon which Executive and his covered dependents are eligible to be covered by similar plans of Executive's new employer, and (3) if, and only if, such termination is within six (6) months following a Change in Control, then all of Executive's remaining unvested stock options and shares of restricted stock shall vest immediately, and, if applicable, the Company's right to repurchase all of the same such shares immediately shall lapse.

                      (iii) Involuntary Termination for Cause or Resignation Other Than For Good Reason. In the event Executive terminates his employment other than for Good Reason or Executive's employment is involuntarily terminated by the Company for Cause, then all vesting of stock options, restricted stock and any other equity compensation shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, as specified in Section 4(c)(i) above, and the right, subject to the terms of the relevant stock option agreement(s), to exercise any stock options vested through the date of termination).



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

                      (iv) Definitions.

                             (1) Termination for Cause. A termination of
Executive's employment for "Cause" means a termination of Executive's employment by the Company based upon a good faith determination by the Board that one or more of the following has occurred: (a) Executive's commission of a material act of fraud with respect to the Company in connection with Executive carrying out his responsibilities as an employee, (b) any intentional refusal or willful failure by Executive to carry out the reasonable instructions of the CEO or the Board, (c) Executive's conviction of, or plea of nolo contendere to, a misdemeanor crime of moral turpitude or a felony, (d) Executive's gross misconduct in connection with the performance of his duties hereunder, or (e) Executive's material breach of his obligations under this Agreement and any other agreement to which Executive and the Company or its Affiliate is a party.

                             (2) Change in Control. "Change in Control" shall
mean any of the following:

                                    (A) the acquisition by any individual,
entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Company or any Affiliate thereof or any Affiliate of a shareholder of the Company immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

                                    (B) A change in the composition of the Board
occurring within a twenty-four month period, as a result of which fewer than a majority of the directors of the Board are Incumbent Directors. The term "Incumbent Directors" means members of the Board who are (I) members of the Board of the date hereof, or (II) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

                                    (C) a reorganization, merger, or
consolidation, in each case, with respect to which all or substantially all of the Persons that were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Company resulting from such reorganization, merger, or consolidation; or

                                    (D) the sale or other disposition of all or
substantially all of the assets of the Company in one transaction or series of related transactions.

                                    (E) Notwithstanding the foregoing, a Change
in Control shall not be deemed to occur because a majority or more of the outstanding voting securities of



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the Company is acquired by (I) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Affiliates, or (II) any Person that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                             (3) Resignation for Good Reason. A resignation for
"Good Reason" means the resignation by Executive of his employment within ninety
(90) days of the occurrence of any one or more of the following events without Executive's written consent, provided that Executive has complied with the Good Reason Process: (a) a material reduction by the Company in Executive's Base Salary and/or Target Bonus, (b) a material reduction by the Company in Executive's benefits, (c) a reduction by the Company in Executive's title and/or a material reduction in Executive's authority and/or duties without a Sufficient Basis, or (d) the requirement by Executive's supervisor that Executive relocate more than thirty-five (35) miles from his then-current office location. The Initial Relocation, if agreed to by Executive, shall not constitute Good Reason. Notwithstanding the foregoing sentence to the contrary, it is agreed that Executive's receiving less bonus or no bonus as a result of not meeting the relevant goals for a Target Bonus is not a Good Reason.

                             The term "Good Reason Process" shall mean that (i)
a Good Reason has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason; (iii) Executive cooperates in good faith with the Company's efforts, for a period of at least thirty (30) days following such notice, to modify Executive's employment situation in a manner reasonably acceptable to Executive and the Company; (iv) notwithstanding such efforts, one or more of the Good Reasons continues to exist for a period of thirty (30) days following such notice and has not been modified in a manner reasonably acceptable to Executive. The term "Sufficient Basis" shall include a reassignment or reduction in duties as a result of disciplinary action by the Company based upon a serious violation of Company policy or this Agreement or any other agreement between the Company (or its Affiliate) and Executive, or Executive's failure to perform his duties pursuant to this Agreement.

                             (4) Total Disability. "Total Disability" shall mean
Executive's mental or physical impairment which prevents Executive from performing the responsibilities and duties of his position for one hundred eighty (180) consecutive days or six (6) months in the aggregate during any twelve (12) month period. Any question as to the existence or extent of Executive's mental or physical impairment upon which Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and approved by Executive, which approval shall not unreasonably be withheld. Upon the existence and required duration of such Total Disability, the Company may then terminate Executive's employment for such reason by giving Executive written notice of termination for such reason.

                             (5) Affiliate and Person. "Affiliate" means any
Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term



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"Person" means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

               (d) Parachute Payments. The Company shall indemnify Executive, on an after tax basis, for any taxes imposed on Executive pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, that result from any compensation or payments made by the Company to Executive pursuant to this Agreement.

               (e) Signing Bonus. The Company agrees to pay to Executive, as incentive for entering into this Agreement and accepting employment hereunder, the sum of Fifty Thousand Dollars ($50,000.00), subject to customary payroll withholding, within thirty (30) days of the Employment Commencement Date.

               (f) Stock Options. The Company agrees to grant to Executive upon the commencement of his employment hereunder options to purchase two hundred fifty thousand (250,000) shares of the Company's voting common stock pursuant to the Company's Stock Option Plan, such options to be priced at the closing price of shares on the New York Stock Exchange on the Employment Commencement Date and vesting one quarter (1/4) on the first anniversary of the Employment Commencement Date and one thirty-sixth (1/36) additionally each month thereafter, during the Employment Term. Within ten (10) days of the Employment Commencement Date, the Company shall execute and deliver to Executive the Stock Option Agreement in the form attached hereto as Exhibit B and incorporated herein by this reference.

        5. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

        6. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:



        If to the Company:          Networks Associates
                                    13465 Midway Road
                                    Dallas, Texas  75244
                                    Attn:  General Counsel

        If to Executive:            Raymond J. Smets



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                                    2015 Westbourne Way
                                    Alpharetta, GA  30022

or

at the last residential address known by the Company.

        7. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        8. Entire Agreement. This Agreement; the Employee Inventions and Confidentiality Agreement between Company and Executive; the Executive's acknowledgement of receipt of the Company's Employee Handbook; the Executive's acknowledgement of the Company's Insider Trading Plan; and the various written Stock Option agreements between the Executive and the Company represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

        9. Non-Binding Mediation, Arbitration and Equitable Relief.

               (a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation.

               (b) In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties shall attempt in good faith to resolve such dispute or claim by non-binding mediation in Dallas, Texas, or subsequent to the Initial Relocation, at the city to which Executive makes the Initial Relocation to be conducted by one mediator belonging to either the American Arbitration Association or JAMS. The mediation shall be held within thirty (30) days of the request therefore, unless the parties agree to a later deadline. The costs of the mediator shall be borne by the Company.

               (c) Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association regarding discovery, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, which has not been resolved by negotiation or mediation as set forth in Sections 9(a) and 9(b), except that any dispute or claim for workers' compensation benefits or unemployment insurance benefits, shall be excluded from this agreement to arbitrate.

               (d) The Company shall pay the cost of the arbitration filing and hearing fees and the cost of the arbitrator, and any other expense or cost that is unique to arbitration or that Executive would not be required to bear if he/she were free to bring the dispute or claim in court. Each party shall bear its own attorneys' fees, unless otherwise determined by the arbitrator. The arbitration shall take place in Dallas, Texas, or subsequent to the Initial Relocation, at the city to which Executive makes the Initial Relocation. The arbitrator shall apply California law, without reference to rules of conflicts of law, to the resolution of any dispute. The arbitrator shall issue a



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written award that sets forth the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to correction, confirmation, or vacation, as provided by any applicable California law setting forth the standard of judicial review of arbitration awards. Executive and the Company each understand and agree that the arbitration of any dispute or controversy listed in Section 9(c) shall be instead of a hearing or trial before a court or jury. Executive and the Company each understand that Executive and the Company are expressly waiving any and all rights to a hearing or trial before a court or jury regarding any dispute or controversy listed in
Section 9(c) which they now have or which they may have in the future. Nothing in this Agreement shall be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting such charges or complaints under any applicable federal, state, or municipal law or regulation.

               (e) Notwithstanding the foregoing provisions of this Section 9, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable or injunctive relief, or to compel arbitration in accordance with this Section 9, without breach of this Section 9.

        10. Covenants Not to Compete and Not to Solicit.

               (a) Covenant Not to Compete. Upon Executive's resignation for any reason after a Change in Control has occurred or termination by the Company for any reason after a Change in Control has occurred, Executive agrees that until the end of the twelve (12) month period following the date of the termination of his employment, Executive will not directly engage in (whether as an employee, consultant, proprietor, shareholder, owner, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management, or control of, any Subject Entity that is engaged in the design, development, marketing, distribution, or sale of network management software or hardware or anti-virus network security software anywhere in the world. For purposes of this Section 10, the term "Subject Entity" means any entity engaged in the design, development, marketing, distribution, or sale of network management software or hardware or anti-virus network security software, including but not limited to the following entities: Agilent, Checkpoint, Cisco Systems, Inc., Concord, Entrust, Internet Security Systems, Symantec, Peregrine Systems, Front Range Solutions, Intrusion.com, Security Dynamics, NetScout, Trend Micro, Acterna, Shomiti, RSA, Secure Computing and Computer Associates, or any successor thereof (the "Subject Entity List"). Executive understands and agrees that the Company may delete from, add to or otherwise amend the entities included in the Subject Entity List from time to time, and the Company will provide written notice to Executive of any such deletion, addition or amendment. Notwithstanding the foregoing provisions to the contrary, nothing in this
Section 10(a) shall prevent Executive from being employed by, or providing services to, any division or business unit of any Subject Entity if that division or business unit is not involved in the design, development, marketing, distribution, or sale of network management software or hardware or anti-virus network security software, as long as Executive has no responsibilities or duties for any division or business unit of such Subject Entity that is involved in the design, development, marketing, distribution or sale of network management software or hardware or anti-virus



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network security software. Ownership of less than three percent (3%) of the outstanding voting stock of a Subject Entity shall not constitute a violation of this Section 10(a).

               (b) Covenant Not to Solicit. Upon Executive's resignation for any reason after a Change in Control has occurred or termination by the Company for any reason after a Change in Control has occurred, Executive agrees that he/she will not, at any time during the twenty four (24) months following his termination date, directly or indirectly solicit any individuals to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees.

               (c) Reformation. In the event that the provisions of this Section 10 should ever be deemed to exceed the time, geographic or scope of activities limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope of activities limitations, as the case may be, permitted by applicable laws.

               (d) Forfeiture of Severance. If Executive has engaged in any conduct prohibited by Section 10(a) or 10(b) above, the Company will have the right to immediately suspend any payments to or made on behalf of Executive pursuant to Section 4(c)(ii) of this Agreement, and Executive forfeits any rights he/she has to such payments.

        (e) Representations. Executive represents that he/she (i) is familiar with the covenants in this Section 10, and (ii) is fully aware of his obligations hereunder, and (iii) the covenants contained in this Section 10 are reasonable.

        11. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company acting through the CEO, its general counsel or the Chief Financial Officer of the Company.

        12. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

        13. No Mitigation. Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

        14. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

        15. Acknowledgment. Executive acknowledges that he/she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.



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

        IN WITNESS WHEREOF, the undersigned have executed this Agreement:

NETWORKS ASSOCIATES, INC.


By:  /s/ Gene Hodges
     ------------------------------


EXECUTIVE


By: /s/ Raymond J. Smets
   --------------------------------
Raymond J. Smets

Attachments:

Exhibit A:   Mutual Release of Claims
Exhibit B:   Form of Stock Option Agreement



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                                    EXHIBIT A

                                RELEASE OF CLAIMS
                                   ("Release")

        ________________ ("the Executive") ceased his employment with Network Associates, Inc. ("the Company"), a Delaware corporation, effective ______________, _____. For purposes of this Release, the term "the Company" shall mean NAI and its subsidiaries and affiliates.

        1. Executive's employment relationship with the Company is ended effective _____________________. (the Effective Date"). Executive understands that if and only if he/she signs and returns this Release and complies with
Section 10 of the ______________________ Employment Agreement ("Employment Agreement") signed by Executive on ___________________, 2001 and fully incorporated herein by reference, Executive will receive the benefits described in Section 4(c)(ii) of the Employment Agreement.

        2. In exchange for the benefits described in Section 4(c)(ii) of Executive's Employment Agreement, Executive (on his own behalf and on behalf of Executive's successors and assigns) hereby releases the Company and the officers, directors, employees, agents, stockholders and legal successors and assigns of the Company (the "Released Parties") from all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the Effective Date (as defined below), including, but not limited to, any claims for breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress, discrimination based on national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable state, federal or local law. Executive agrees that he/she will not file, nor will he/she voluntarily participate in any lawsuit or other legal, regulatory or administrative proceeding to assert any such claims against any Released Party. To the extent any claims or rights held by Executive against the Company cannot be waived or released, Executive hereby irrevocably assigns all his rights and interest in such claims or rights to the Company.

        3. Executive acknowledges that he/she has read section 1542 of the Civil Code of the State of California which, in its entirety, states:

        A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.



Executive waives any rights that he/she has or may have under such section 1542 to the fullest extent that Executive may lawfully waive such rights pertaining to this Release. If Executive is employed by the Company in a state other than California, Executive hereby waives any right or benefit which he/she has under the other state's statutes similar to section 1542 of the Civil Code of the State of California to the fullest extent that he/she may lawfully waive such rights pertaining to this Release.

        4. Executive acknowledges that he/she has carefully read and fully understands this Release and he/she has not relied on any statement, written or oral, which is not set forth in this document. Executive has consulted with an attorney, or understands that he/she should consult with an attorney, before signing this Release, and that he/she is giving up any legal claims he/she has or may have against the Company by signing this Release. Executive also understands that he/she may take up to 21 days to decide whether to enter into this Release, and that he/she may revoke this Release within 7 days of signing it, if he/she wishes to do so. Executive enters into this Release knowingly, willingly and voluntarily in exchange for the benefits described in Section 4(c)(ii) of his Employment Agreement, and Executive has had an adequate opportunity to make whatever investigation or inquiry he/she deems necessary or desirable in connection with the matters addressed in this Release. Executive understands the Company is not obligated to pay him/her the benefits described in Section 4(c)(ii) of his Employment Agreement. Executive further acknowledges that he/she is signing this Release knowingly, willingly and voluntarily in exchange for the benefits set forth in Section 4(c)(ii) of his Employment Agreement.

        5. Executive acknowledges that he/she has continuing obligations under
Section 10 of his Employment Agreement, under certain confidentiality and assignment of inventions agreements Executive signed in favor of the Company, including ______________________________, ______________________________,
______________________________, and under applicable law. These obligations will not be revoked, affected or impaired in any way by this Release.

        6. Executive acknowledges that as a condition of receiving the benefits described in Section 4(c)(ii) of his Employment Agreement, he/she has executed and returned to the Company on or before the Effective Date, all Company property in his possession, including but not limited to, software, equipment, documents, etc.

        7. Executive agrees that this Release may not be modified or amended unless such modification or amendment is in writing and is signed by Executive and by an authorized officer of Network Associates, Inc.

Signed on ________________________, ___________.


Network Associates, Inc                      Executive Signature and Date



-----------------------------------          -----------------------------------
George Samenuk
Chief Executive Officer                      Signature of
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